SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO
SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to sec.240.14a-12
NORTHWESTERN CORPORATION
(Name of registrant as specified in its charter)
HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
(Name of person(s) filing proxy statement, if other than the registrant)
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THIS IS NOT A PROXY OR CONSENT AND NO PROXIES
OR CONSENTS ARE BEING SOLICITED

Harbinger Capital Partners Master Fund I, Ltd.
(formerly Harbert Distressed Investment Master Fund, Ltd.)
c/o 555 Madison Avenue, 16th Floor
New York, New York 10022

AN IMPORTANT MESSAGE TO THE
STOCKHOLDERS OF NORTHWESTERN CORPORATION
FROM HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

[          ], 2006

Dear Fellow NorthWestern Stockholders:

Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger”) currently owns approximately 20% of the outstanding shares of common stock, $0.01 par value per share, of NorthWestern Corporation (the “Company” or “NWEC”). As NorthWestern’s largest stockholder*, we are troubled by several recent actions by the board of directors (the “Board”) that we believe have been orchestrated to entrench the Board at the expense of the stockholders.

In our view, the Board’s actions reflect a pattern of activity that violates good corporate governance practices, stifles corporate democracy and is not in the best interests of the Company and its stockholders. We have heard from many stockholders who share our concerns about the Company’s future.

The Board recently announced that it had commenced “an evaluation of all strategic alternatives” and that the Company had “entered into confidentiality agreements with a select number of parties which have expressed interest in participating in the process.” At the same time the Board stated that it may terminate the process at any time. We believe the Board has a track record of not acting in the best interests of the stockholders and we are concerned that this ambiguous announcement is an indication that the Board continues to attempt to entrench itself.

We believe that the Board would not have otherwise taken even those limited actions without having heard from stockholders to date about these concerns and we urge our fellow stockholders to communicate their views without delay to the Board through this referendum.

Purpose of this Referendum

The purpose of this referendum is to provide an opportunity for you to express your views to the Board on the advisability of the Board’s taking the following actions proposed by Harbinger that we believe will maximize stockholder value:

1. Commit to an unambiguous, open, fair and formal process for the sale or merger of the Company; and

2. Repeal the Company’s poison pill.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VIEWS ON THE ACTIONS THAT THE COMPANY SHOULD TAKE AT THIS CRITICAL JUNCTURE ARE IMPORTANT. PLEASE COMPLETE THE ENCLOSED WHITE CARD AS SOON AS POSSIBLE AND RETURN IT IN THE ENVELOPE PROVIDED TO THE INDEPENDENT TABULATOR BY [          ], 2006.

THIS IS NOT A PROXY OR CONSENT AND HARBINGER IS NOT SEEKING TO, AND WILL NOT, FORM AN AGREEMENT, ARRANGEMENT OR UNDERSTANDING FOR THE PURPOSE OF VOTING YOUR SHARES IN ANY WAY.
* Based on publicly available information.

NorthWestern’s Lagging Share Price

The Company’s share price has consistently underperformed when compared to other utilities. As the chart below indicates, the share price has lagged behind the Dow Jones Utilities Index, Philadelphia Stock Exchange Utility Index and Standard & Poor’s 500 Electric Utilities Index throughout 2005. In our view, the only times the Company’s stock has been valued at the level of its peers is when the market believed a sale of the Company was likely.

The share price performed well at times when two offers were made public, one from Montana Public Power, Inc. (“MPPI”) and the other from Black Hills Corporation (“Black Hills”) and when a confidentiality agreement with Black Hills was finally announced. In the first two instances, the share price subsequently fell in the following weeks and months as the Board ignored or rejected each offer or created obstacles to a sale or merger of the Company, such as adopting the poison pill. Even when the Board announced its stand-alone plan to increase stockholder value in November 2005, the share price fell in response, which in our view clearly shows that the market supports a sale of the Company. The pattern on the chart below illustrates this point.

It is time for stockholders to send a message to the Board that they will not accept any further risk of the Board pursuing strategic alternatives that would cause further deterioration in stockholder value, including, its standalone plan announced in November; or some risky financial engineering; or worse, no alternative at all.

Over the past six months, we have communicated to the Board our dissatisfaction that two potential acquirers, MPPI and Black Hills, have not been engaged by the Board in meaningful discussions concerning their offers to purchase the Company. In fact, without intervention from stockholders who favor a sale or merger of the Company, the Board may have completely ignored these offers, resulting in what we believe could have been a missed opportunity for stockholders to realize fair value for their shares. Without such intervention, stockholders may never have even been made aware of the potential acquirers. We have expressed to the Board our belief that the best way for stockholders to realize the true value of their investment is for the Board to commit to an unambiguous, open, fair and formal sale process to solicit competing offers for the sale or merger of the Company. We are interested in a fair and ethical process that will maximize value for all stockholders, adhere to principles of stockholder democracy and best corporate governance practices and be transparent to all stakeholders of the Company — stockholders, regulators and customers.

We note that finally, approximately three months after the Board first received the Black Hills offer, the Board announced it has entered into a confidentiality agreement with Black Hills. We hope that the recent public announcements that the Company has entered into confidentiality agreements, including with Black Hills, indicates the Company has earnestly begun a robust sale or merger process. However, we remain concerned that the Company continues to state only that it is evaluating strategic alternatives (without specifying what those alternatives may be) even though it is now three months after first receiving the Black Hills offer and almost one year after MPPI first approached the Company.

We have been engaged in discussions with the Board regarding its actions in light of the MPPI and Black Hills proposals and have offered our assistance in evaluating these and any other potential offers. In response to our communications and discussions, the Board has told us that we are the only stockholder interested in a sale or merger of the Company. We know for a fact that is not true. Many other stockholders have approached us to tell us that they share our views and our dissatisfaction with the Board.

The purpose of this referendum is to provide all stockholders with the opportunity to send a clear message to the Board that we are dissatisfied with the Board’s actions and want the Board to commit to an unambiguous, open, fair and formal sale process to solicit offers for the sale or merger of the Company. Nothing we describe in this letter should be construed as an attempt by us to acquire the Company. In fact, we have no interest in acquiring the Company. Our efforts are solely designed to maximize value for all stockholders.

Furthermore, we believe that unless stockholders promptly communicate your support for these action steps, there is a real risk that the existing MPPI and Black Hills offers will be withdrawn or that the Board will terminate the process it only reluctantly announced. There is no assurance that the offers will remain outstanding while the existing Board remains in control of the Company. Because of the Board’s entrenching moves, this may be the only way to communicate the stockholders’ views to the Board before the annual meeting, which members of the Board and the Company’s advisors have said may be delayed until August.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VIEWS ON THE ACTIONS THAT THE COMPANY SHOULD TAKE AT THIS CRITICAL JUNCTURE ARE IMPORTANT. PLEASE COMPLETE THE ENCLOSED WHITE CARD AS SOON AS POSSIBLE AND RETURN IT IN THE ENVELOPE PROVIDED TO THE INDEPENDENT TABULATOR BY [            ], 2006.

ACTION STEPS

TWO PREMIUM OFFERS — NO MEANINGFUL RESPONSE FROM THE BOARD

ACTION STEP 1:  Commit to an unambiguous, open, fair and formal process for the sale or merger of the Company.

Since early 2005, two bona fide written offers were provided to the Board confidentially from two separate qualified parties interested in acquiring or merging with the Company. Both offers represented substantial premiums to the then current stock price. After being privately rejected, both offerors fortunately decided to contact stockholders and make their offers public. In June 2005, MPPI publicly announced an offer to purchase the Company for $32.50 in cash, a deal that would deliver a 12% premium over the then market price to stockholders. In November 2005, Black Hills proposed, in a letter to the Board, a stock-for-stock merger at $33 – $35 per share that would result in stockholders receiving a 14% to 20% premium over the market price at that time.

It is impossible for us to know whether other attractive premium offers have been made to the Board and rebuffed without having been disclosed.

Based on publicly available information, it is our understanding that during the summer, fall and winter of 2005, the Board failed to enter into meaningful discussions with either MPPI or Black Hills to enhance the value of the offers or resolve any concerns the Board might have with the offers. We have reviewed both offers and believe each represents an attractive valuation for the Company and can be consummated. In the late summer and fall of 2005, we retained qualified utility merger advisors and worked with MPPI to negotiate improvements to their offer to address some of the Board’s reasons for rejecting their offer — something we believe the Board should have pursued. The Board rejected the improved offer as well, and failed to take the opportunity to build on our progress with MPPI.

Immediately after rejecting the Black Hills offer (but before the existence of that offer was made public), the Board extended a formal written offer to us and two other large stockholders. In this proposal, the Company sought to induce us to sell our shares in a public offering by agreeing to pay us a “top up fee” in order to guarantee us an above-market floor price for our shares. We believe that this offer to use the assets of all stockholders to make a payment to only a few large stockholders was unfair to other stockholders and in large part intended to substantially dilute our ability to be an advocate for stockholder value. We declined to proceed with that proposal because, among other things, we believe that all stockholders can realize a value significantly greater than the floor price offered to us if a transaction with a potential acquirer such as Black Hills is pursued.

Over the past year, the Board flatly refused to enter into a confidentiality agreement with MPPI. Until recently, the Board has also refused to enter into a confidentiality agreement with Black Hills to allow it to perform due diligence unless Black Hills agreed not to communicate with Company stockholders for one year and not to attempt to purchase the Company during that one-year period. We can only assume, given the Board’s past conduct and its multiple rejections of Black Hills’ private confidential offers, that these conditions were designed to allow the Board to refuse to negotiate with Black Hills yet again, leaving Black Hills with no ability to report to stockholders if the Board continues to refuse to negotiate in good faith. Even when confronted with an offer at a substantial premium, the Board insisted on these requirements despite the risk that Black Hills might withdraw its offer.

Finally, almost a year after MPPI first approached the Company and three months after first receiving the Black Hills offer, the Board has stated that it will consider strategic “alternatives”. Although the Board has not disclosed what these “alternatives” may be, it recently announced that it expects to start formal due diligence as part of its strategic review process and that it had signed confidentiality agreements with a select number of parties, including Black Hills, who are taking part in the process. However, such strategic “alternatives” could entail taking actions that would reduce the value of the Company and make the Company unattractive to potential acquirers, all in an effort to further entrench the Board and management. Such “alternatives” might include a leveraged buy-out of the Company, a large debt-financed dividend or stock buy-back program, a spin-off of a valuable business, or an overpriced acquisition of another company — any of which may further decrease stockholder value and put the Company at risk from a credit or regulatory perspective.

The Board also announced that at this time, it has not decided to pursue any specific strategic “alternative” and that it expects to make its determination following completion of due diligence and confirmation of interest by parties, which may take several weeks. In addition, the Board stated that it has informed all interested parties that it may terminate the process at any time and that there is no guarantee that any transaction will take place.

In its efforts to cause the Company to remain independent, we believe the Board has pursued a course of action intended to create the perception of being open to proposals to sell or merge the Company while in fact discouraging any such proposals. In our view, these actions have made it more difficult for stockholders to achieve fair value for their investment.

The Board has repeatedly told us that its actions are designed to protect the interests of all stockholders. However, we believe that these actions may only serve to prevent stockholders from obtaining the maximum value for their shares.

If you agree that the Board should commit to an unambiguous, open, fair and formal process for the sale or merger of the Company, then you should check the FOR box for Action Step 1 on the enclosed card.

PREVENT BOARD ENTRENCHMENT

ACTION STEP 2:  Repeal the Company’s poison pill.

After the existence of these offers became public, the Board implemented a “poison pill” to, we believe, discourage potential acquirers from making direct offers to stockholders to purchase the Company.

We believe that many stockholders do not want the Company to have a poison pill — already the City of Livonia Employees’ Retirement System has filed a lawsuit against the Company in the District Court of South Dakota to compel the Company to rescind its poison pill and prevent it from implementing other unreasonable defensive measures.

We are also aware that other stockholders have sent letters to the Board urging a similar course of action. One such stockholder, Drawbridge Special Opportunities Advisors LLC, expressed its concern regarding the newly adopted poison pill in a letter to the Board which stated that “the adoption of [the poison pill] serves merely to entrench existing management, and it is the stockholders who must ultimately determine what is in their best interest.” Similarly, another stockholder, Franklin Mutual Advisers, LLC, explained in a letter to the Board that the poison pill “hinders the consideration of all strategic alternatives” and is “nothing more than a way for existing management to further entrench itself” with the Company.

It is clear, in our view, that the poison pill’s adoption has limited the ability of potential acquirers to pursue a transaction with the Company. The poison pill goes so far as to seek to make it difficult, if not impossible, for stockholders to even communicate with one another or propose and support a qualified slate of nominees to replace the existing Board.

In fact, the Board has now told Harbinger, in a letter dated January 16, 2006, that it may not even solicit the names of potential director candidates from other stockholders without risking a violation of the poison pill. After first refusing to answer Harbinger’s questions on this point, the Board has stated that Harbinger cannot seek the names of potential board nominees from other stockholders for any purpose other than to form a voting coalition with such stockholders. The Board has reserved its right to regard such an action as triggering the poison pill.

In our view, the Board’s statement that the poison pill forbids us from seeking the names of potential director candidates from other stockholders is an entirely improper interference with perfectly legitimate actions by the Company’s stockholders. We do not believe that the Board has any business telling the Company’s owners that they cannot work together to nominate candidates to replace the current directors and we believe that the Board’s assertion that it may do so is one more reason why the poison pill should be repealed.

If you agree that the Board should repeal the poison pill, then you should check the FOR box for Action Step 2 on the enclosed card.

WE ENCOURAGE STOCKHOLDERS TO INDICATE THEIR SUPPORT WITH EACH OF THESE TWO IMPORTANT ACTION STEPS, AND TO DO SO PROMPTLY BEFORE THE BOARD CREATES FURTHER OBSTACLES TO REALIZING STOCKHOLDER VALUE. THE HISTORY OF THE BOARD’S ACTIONS OVER THE PAST YEAR AND THE COMPANY’S STOCK PERFORMANCE DURING THAT PERIOD PROVIDES COMPELLING EVIDENCE THAT STOCKHOLDERS SHOULD SUPPORT THESE ACTION STEPS AND COMMUNICATE THEIR VIEWS TO THE BOARD BY RESPONDING PROMPTLY TO THIS REFERENDUM.

What Can Stockholders Do?

As described above, our efforts for the benefit of all stockholders have been met with resistance at the Company. Over the past several months, we have been contacted by many stockholders of the Company that share our dissatisfaction with the Board. Therefore, as stated in our letter to the Board dated January 5, 2006, we currently intend to propose a slate of directors and solicit stockholders to vote for our slate with the goal of removing the current Board at the Company’s next annual meeting.

However, we are concerned that the Board will create legal obstacles to the fair consideration by stockholders of an alternative slate, including threatening to trigger the poison pill and delaying the annual meeting. Therefore, in the interim, we urge our fellow stockholders to communicate their views without delay to the Board through this referendum. We recommend that stockholders indicate to the Board their support for the following two action steps which we believe will help to maximize stockholder value and prevent further entrenchment of the Board:

1. Commit to an unambiguous, open, fair and formal process for the sale or merger of the Company; and

2. Repeal the Company’s poison pill.

Attached to this letter is a card on which you can indicate your support with these action steps. The card is NOT a proxy, but is merely a direct way for you to tell the Board that you share our concerns regarding its recent actions and inactions with respect to maximizing value for all stockholders. We have retained Corporate Elections as an independent tabulator to receive and count the results of the referendum. We will report the results of this referendum directly to the Board and also publicize the results. We urge you to support our efforts to maximize stockholder value and prevent Board entrenchment by checking the FOR box on the card and returning the card in the enclosed envelope today. As a stockholder, you need to express your views now as there is no guarantee that the MPPI and Black Hills offers will remain open to the Company — nor is there any guarantee the Board will not take further actions to entrench itself.

Please return the enclosed card in the envelope provided to the independent tabulator by [          ], 2006.

Harbinger is conducting this referendum at its own expense; but if the Board alleges that the poison pill has been triggered, Harbinger will defend itself and seek reimbursement from the Company.

If you have any questions or require assistance with the card, please contact MacKenzie Partners, Inc., who is assisting us, toll free at 1-800-322-2885.

Sincerely,

Harbinger Capital Partners Master Fund I, Ltd.

By:	Harbinger Capital Partners Offshore Manager, L.L.C., as its investment manager

By:	/s/ Philip A. Falcone Philip A. Falcone Vice President

IF HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD. PROCEEDS WITH ITS CURRENT INTENTION TO PROPOSE AN ALTERNATIVE SLATE OF DIRECTORS AT THE NEXT ANNUAL MEETING, WE WILL FILE PROXY MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION. WE STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THOSE PROXY MATERIALS, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. ANY SUCH PROXY MATERIALS, IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, STOCKHOLDERS MAY ALSO OBTAIN A COPY OF ANY SUCH PROXY MATERIALS, IF AND WHEN FILED, WITHOUT CHARGE, BY CONTACTING HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.’S SOLICITATION AGENT, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: 1-800-322-2885

THESE MATERIALS AND THE ENCLOSED CARD DO NOT CONSTITUTE A PROXY OR CONSENT AND HARBINGER IS NOT SEEKING A PROXY OR CONSENT FROM ANY STOCKHOLDER. THIS REFERENDUM IS MERELY A WAY FOR YOU TO EXPRESS YOUR INDEPENDENT OPINION — HARBINGER IS NOT SEEKING TO, AND WILL NOT, FORM AN AGREEMENT, ARRANGEMENT OR UNDERSTANDING FOR THE PURPOSE OF VOTING YOUR SHARES IN ANY WAY. YOUR INDICATION OF SUPPORT FOR ANY OF THE ACTION STEPS DESCRIBED IN THIS REFERENDUM IS NOT BINDING ON THE COMPANY OR ANY STOCKHOLDER AND YOU WILL BE FREE TO VOTE IN ANY WAY YOU DEEM APPROPRIATE IF ANY OF THE ACTIONS ARE RAISED BY US OR ANY OTHER STOCKHOLDER OR THE COMPANY AT THE COMPANY’S ANNUAL MEETING OR ANY OTHER MEETING OF STOCKHOLDERS OF THE COMPANY. THE COMPANY HAS NOT SET A DATE FOR ITS ANNUAL MEETING AT THIS TIME AND THERE CAN BE NO ASSURANCE THAT ANY OF THE ACTION STEPS DESCRIBED HEREIN WILL BE FORMALLY SUBMITTED TO A VOTE OF THE STOCKHOLDERS OF THE COMPANY.

The following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation, if and when filed: Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Philip A. Falcone, Raymond J. Harbert, and Michael D. Luce. Certain of these persons hold direct or indirect interests in the Company as follows: Harbinger Capital Partners Master Fund I, Ltd. may be deemed to have beneficial ownership of 8,718,535 shares of common stock; Harbinger Capital Partners Offshore Manager, L.L.C. may be deemed to have beneficial ownership of 8,718,535 shares of common stock; HMC Investors, L.L.C. may be deemed to have beneficial ownership of 8,831,762 shares of common stock; Philip A. Falcone may be deemed to have beneficial ownership of 8,831,762 shares of common stock; Raymond J. Harbert may be deemed to have beneficial ownership of 8,831,762 shares of common stock; Michael D. Luce may be deemed to have beneficial ownership of 8,831,762 shares of common stock.* Each of Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Mr. Falcone, Mr. Harbert and Mr. Luce specifically disclaim beneficial ownership in the shares of common stock except to the extent of their pecuniary interest.

*  Interests reported are adjusted for warrants held by each entity.

THIS IS NOT A PROXY OR CONSENT AND NO PROXIES OR CONSENTS ARE BEING SOLICITED
AN IMPORTANT MESSAGE TO THE
BOARD OF DIRECTORS OF NORTHWESTERN CORPORATION
            The undersigned stockholder of NorthWestern Corporation (the “Company”), with respect to all shares of common stock held by the undersigned, has the following opinion on whether the Company should take the following actions:

ACTION STEP 1

1.	The Company should commit to an unambiguous, open, fair and formal process for the sale or merger of the Company.

	☐ For	☐ Against

ACTION STEP 2

2.	The Company should repeal its poison pill.

	☐ For	☐ Against

	Date:	___________________________

	Signature:	___________________________

	Signature:	___________________________
(if held jointly)

	Title(s):	___________________________

	Number of shares:	___________________________

When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED TO THE INDEPENDENT TABULATOR BY [ ], 2006.

If no box is marked, the signatory will be deemed to check the “FOR” box for the described action.